Exhibit 10.1

February 16, 2023

Jason Krantz

RE: Amendment to Executive Chairman Agreement and Employment Agreement

Dear Jason:

You and Definitive Healthcare, LLC, a Massachusetts limited liability company (the “Company”) and its parent company Definitive Healthcare Corp., a Delaware corporation (“Parent”) (together with the Company, the “Company Group”) are parties to that certain Executive Chairman Agreement dated as of May 4, 2022 (the “Executive Chairman Agreement”), which incorporates, in some respects, and supersedes, in other respects, that certain Employment Agreement between you and the Company dated as of February 18, 2015 (the “Employment Agreement”).

This letter amendment (the “Amendment”) sets forth the terms of your modified compensation, as previously agreed to by you and the Company Group, and amends the Executive Chairman Agreement and Employment Agreement, as follows. Capitalized terms included but not defined herein shall have the meanings ascribed to such terms in the Executive Chairman Agreement.

As discussed, and in exchange for the Restricted Stock Unit Award (defined below), you and the Company Group have mutually agreed to reduce your Base Salary to $1,000 per week as of February 25, 2023 (the “Effective Date”), through December 31, 2023, subject to your continued employment as Executive Chairman. You will continue to receive the Base Salary on the Company’s regular payroll schedule and the Base Salary shall be subject to applicable taxes and deductions. Following December 31, 2023, subject to your continued employment as Executive Chairman, the Base Salary shall be determined by the Parent Board (as defined below) in its sole discretion.

You and the Company Group have further mutually agreed that you will not be eligible for an Annual Bonus for fiscal year 2023. Following the end of the Company Group’s fiscal year 2023, subject to your continued employment as Executive Chairman, your continued eligibility for Annual Bonus payments, if any, shall be determined by the Compensation Committee in its sole discretion.

Subject to the approval by the Board of Directors of Parent (the “Parent Board”), the Parent Board anticipates granting you restricted stock units (“RSUs”) (the “Restricted Stock Unit Award”) under the Plan. The Parent Board anticipates that 18,465 RSUs shall be granted to you in the first quarter of 2023, subject to your continuous employment with the Company Group as of the date of grant. The Restricted Stock Unit Award shall vest as follows: 100% of the RSUs subject to the grant shall vest on the one-year anniversary of the date of the grant, subject to your continuous employment with the Company Group through such date; provided, that notwithstanding anything herein to the contrary, the Restricted Stock Unit Award shall vest (if at all) and be settled by no later than March 15, 2024. The Restricted Stock Unit Award will be subject to the terms and conditions of the applicable grant notice and award agreement you receive in connection with your grant as well as the terms of the Plan. For the avoidance of doubt, this Amendment shall not impact the terms of your other equity awards, other than the Restricted Stock Unit Award referenced above in this paragraph.

As a condition of continued employment, you must sign and comply with the attached Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement (the “NDA”) which supersedes, prospectively only, Sections 5 and 6 of the Employment Agreement. You acknowledge and agree that the Restricted Stock Unit Award constitutes fair and reasonable and mutually agreed upon consideration for your agreement to the covenant not to compete included in Section 4 of the NDA.

Any payments under this Amendment are intended to qualify for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. The Company makes no representation or warranty and will have no liability to you or any other person if any provisions of this Amendment are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.

Except as herein modified or amended, no other term or provision of the Executive Chairman Agreement or Employment Agreement is amended or modified in any respect and to the extent the terms of this Amendment conflict with the terms in the Executive Chairman Agreement or the Employment Agreement, this Amendment shall control. The Executive Chairman Agreement, as modified by this Amendment, and your Employment Agreement (to the extent incorporated into the Executive Chairman Agreement), set forth the entire understanding between the parties with regard to the subject matter hereof and supersede any prior oral discussions or written communications and agreements with respect to your salary or any other Company Group bonuses or bonus plans. This Amendment cannot be modified or amended except in writing signed by you and an authorized officer of the Company Group. This Amendment is not intended to confer any rights to continued employment and your employment will remain at-will and subject to termination by you or the Company Group at any time, with or without cause or notice.

On behalf of the Company Group, let me express my appreciation for your service and dedication to the Company Group.

Sincerely,

/s/ Robert Musslewhite________________

Name: Robert Musslewhite

Title: Chief Executive Officer

UNDERSTOOD AND ACCEPTED:

/s/ Jason Krantz______________________

Jason Krantz

Date: February 16, 2023

Enclosure: NDA